Filing pursuant to Rule 424(b)(2)

Registration Statement No. 333-52256

Prospectus Supplement No. 2

(To Prospectus Dated January 4, 2001)

15,000,000 Shares

EARTHSHELL CORPORATION

Common Stock

        You should read this prospectus supplement along with the accompanying prospectus. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information.

        This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

        Information in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying prospectus or the sale of the common stock as an indication that there has been no change in our affairs since that date.

        Our principal executive offices are located at 800 Miramonte Drive, Santa Barbara, California 93109-1419. Our telephone number is (805) 897-2294.

        Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 1 of the prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 13, 2001

USE OF PROCEEDS

        We will use the net proceeds of this offering of our common stock as described in the prospectus. See "Use of Proceeds" beginning on page 11 of the prospectus.

PLAN OF DISTRIBUTION

        To date, and including the issuance of shares pursuant to this prospectus supplement, we have issued and sold 1,935,139 shares of our common stock pursuant to the prospectus dated January 4, 2001 which is part of our Registration Statement on Form S-3 (File No. 333-52256).

        We are offering 75,000 shares of our common stock to Mr. Donald Samaria pursuant to this prospectus supplement in consideration for consulting services rendered by Mr. Samaria to EarthShell. We will not pay any commissions or other compensation in connection with this issuance of our common stock.

        Mr. Samaria and his pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in the over-the-counter market, in privately negotiated transactions, at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated or at fixed prices.

        The transactions in the shares may be effected by ordinary brokerage transactions and transactions in which the broker solicits purchasers, purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer, block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction, or negotiated transactions between selling stockholders and purchasers without a broker or dealer.

MARKET FOR OUR COMMON STOCK

        Our common stock is listed on the NASDAQ National Market under the symbol "ERTH." On March 12, 2001, the closing price of one share of our common stock was $1.47. The common stock sold under this prospectus supplement will be listed on the NASDAQ National Market after we notify the NASDAQ National Market that the shares have been issued. As of March 12, 2001, we had 106,980,305 shares of common stock outstanding.

           TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
                                Page
                                ----
USE OF PROCEEDS                 S-2

PLAN OF DISTRIBUTION            S-2

MARKET FOR OUR COMMON STOCK     S-2

PROSPECTUS
                                Page
                                ----

RISK FACTORS                    1

USE OF PROCEEDS                 9

PLAN OF DISTRIBUTION            9

LEGAL MATTERS                   10

EXPERTS                         10

FORWARD-LOOKING STATEMENTS      10

WHERE YOU CAN FIND MORE
INFORMATION                     10

INFORMATION INCORPORATED BY
REFERENCE                       11